Exhibit 99.1

    ASTORIA FINANCIAL CORPORATION ANNOUNCES 6% INCREASE IN SECOND QUARTER EPS
                                    TO $0.55

           QUARTERLY CASH DIVIDEND OF $0.20 PER COMMON SHARE DECLARED

    LAKE SUCCESS, N.Y., July 21 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported diluted earnings per share ("EPS") for the quarter ended June 30, 2005 of $0.55, a 6% increase from $0.52 EPS for the 2004 second quarter. Net income for the 2005 second quarter totaled $57.4 million compared to $57.5 million for the quarter ended June 30, 2004. Included in 2005 net income and EPS is a mortgage servicing rights ("MSR") impairment charge of $2.5 million ($1.7 million after-tax, or $0.02 per share) compared to a recovery of $5.2 million ($3.5 million after-tax, or $0.03 per share) in the 2004 second quarter. (Excluding the MSR adjustments in the 2005 and 2004 second quarters, EPS would have been $0.57 and $0.49, respectively.) For the 2005 second quarter, annualized returns on average equity, average tangible equity and average assets were 16.66%, 19.24% and 1.00%, respectively, compared to 16.55%, 19.09% and 1.03%, respectively, for the comparable 2004 period.

    For the six months ended June 30, 2005, net income totaled $116.9 million, or $1.12 EPS, up 5% and 13%, respectively, from $110.9 million, or $0.99 EPS for the comparable 2004 period. For the six months ended June 30, 2005, annualized returns on average equity, average tangible equity and average assets increased to 17.02%, 19.68%, and 1.01%, respectively, from 15.85%, 18.27% and 0.99%, respectively, for the comparable 2004 period.

    Second Quarter 2005 Highlights:
    - Net interest margin: 2.21%, up 8 basis points from comparable period last year
    - Return on average equity: 16.66%, up 11 basis points from comparable period last year
    - Return on average tangible equity: 19.24%, up 15 basis points from comparable period last year
    - Loan portfolio increased $190 million, or 6% annualized
      -- Multifamily/Commercial Real Estate ("CRE") loan portfolios increased $131 million, or 14% annualized, and represent 27% of total loans
      -- One-to-Four Family loan portfolio increased $35 million, or 2% annualized
    - Securities portfolio declined $553 million, or 27% annualized
    - Borrowings declined $413 million, or 18% annualized
    - Assets declined $424 million, or 7% annualized
    - Repurchased 1.5 million common shares
    - Non-performing assets: $30.1 million, or 0.13% of total assets

    Commenting on the 2005 second quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "While our financial results were solid, they were tempered by a $2.5 million ($1.7 million after-tax, or $0.02 per share) MSR impairment charge due to the decline in long term interest rates at the end of the second quarter. Overall, the operating environment continued to be challenging as the yield curve flattened, with short term interest rates increasing and long term interest rates decreasing. In light of this, we continued our strategy of reducing the securities portfolio and borrowings while growing the total loan portfolio even as increased refinance activity during the quarter restrained growth in the one-to-four family loan portfolio. While deposits grew modestly, we are pleased with the continued growth in our Liquid CD accounts as well as our success in increasing and extending medium-term retail CDs in anticipation of increasing interest rates."

    Board Declares Quarterly Cash Dividend of $0.20 Per Share
    The Board of Directors of the Company, at their July 20, 2005 meeting, declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on September 1, 2005 to shareholders of record as of August 15, 2005. This is the forty-first consecutive quarterly cash dividend declared by the Company.

    Tenth Stock Repurchase Program Continues
    During the second quarter, Astoria repurchased 1.5 million shares of its common stock at an average cost of $27.14 per share.

    For the six month period ended June 30, 2005 Astoria repurchased 2.6 million shares. To date, under the tenth program that commenced during the 2004 third quarter, Astoria has repurchased 7.8 million shares of the 12 million shares authorized.

    Second Quarter 2005 Earnings Summary
    Net interest income for the quarter ended June 30, 2005 increased 7% to $121.3 million from $113.3 million a year ago. For the six months ended June 30, 2005, net interest income increased 8% to $246.6 million from $227.8 million in the 2004 six month period.

    Astoria's net interest margin for the quarter ended June 30, 2005 increased eight basis points from a year ago to 2.21%, primarily due to an increase in the yield on average earning assets resulting from lower premium amortization expense in the 2005 second quarter. On a linked quarter basis, the net interest margin decreased three basis points primarily due to one extra day of interest expense in the second quarter. Commenting on the net interest margin, Mr. Engelke noted, "Clearly, continuing to reduce the lower yielding securities portfolio and borrowings has helped mitigate margin compression in the current yield curve environment."

    Non-interest income for the quarter ended June 30, 2005 totaled $22.5 million compared to $27.9 million for the 2004 second quarter. The decline is primarily due to a $7.9 million decrease in mortgage banking income, net, offset by a $1.8 million increase in customer service fees.

    For the six months ended June 30, 2005, non-interest income totaled $47.3 million compared to $50.0 million for the comparable 2004 period. The decline was primarily due to decreases in mortgage banking income, net, of $3.7 million and gains on sale of securities of $2.4 million, offset by a $2.9 million increase in customer service fees.

    The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

(Dollars in millions)          2Q05        2Q04        1H05        1H04
------------------------    ----------  ----------  ----------  ----------
Loan servicing fees         $      1.3  $      1.5  $      2.6  $      3.0
Amortization of MSR               (1.3)       (1.8)       (2.7)       (3.8)
MSR valuation
 adjustments                      (2.5)        5.2        (0.1)        3.8
Net gain on sale of
 loans                             0.9         1.4         1.6         2.1
Mortgage banking income,
 net                        $     (1.6) $      6.3  $      1.4  $      5.1

    General and administrative expense ("G&A") for the quarter ended June 30, 2005 totaled $57.6 million compared to $55.4 million for the comparable 2004 period. The increase is primarily due to an increase in goodwill litigation expense to $2.0 million from $874,000 in last year's second quarter. On a linked quarter basis, G&A declined $2.9 million, primarily due to reduced advertising expense and lower compensation and benefits expense.

    For the six months ended June 30, 2005, G&A totaled $118.1 million compared to $112.4 million for the comparable six months ended June 30, 2004. The increase was primarily due to an increase in goodwill litigation expense to $4.7 million from $1.7 million in the 2004 six month period and increased advertising expense.

    Balance Sheet Summary
    Due to the current flattening yield curve environment and lower spread availability, we continued to reduce our non-core business activities during the second quarter of 2005. Total securities for the quarter ended June 30, 2005 declined $552.8 million, or 27% annualized, to $7.8 billion at June 30, 2005, representing 34% of total assets, of which $2.1 billion, or 9% of total assets, are categorized as available-for-sale. Borrowings declined in the second quarter of 2005 by $412.6 million, or 18% annualized, to $8.6 billion at June 30, 2005, representing 38% of total assets.

    For the six months ended June 30, 2005 total securities declined $940.4 million, or 22% annualized. and borrowings declined $901.0 million, or 19% annualized. Total assets declined $424.4 million from March 31, 2005 and $589.8 million from December 31, 2004 and total $22.8 billion at June 30, 2005.

    Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

(Dollars in millions)

                                                                                                                       Change
                        12/31/99     12/31/00     12/31/01     12/31/02     12/31/03     12/31/04     6/30/05     12/31/99-6/30/05
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------------
Assets                 $   22,700   $   22,341   $   22,672   $   21,702   $   22,462   $   23,416   $   22,826          + 1%
Loans                  $   10,286   $   11,422   $   12,167   $   12,059   $   12,687   $   13,263   $   13,750         + 34%
MBS &
 Other Sec.            $   10,763   $    9,415   $    8,013   $    7,834   $    8,448   $    8,710   $    7,769         - 28%
Deposits               $    9,555   $   10,072   $   10,904   $   11,067   $   11,187   $   12,323   $   12,585         + 32%
Core
 Deposits (1)          $    4,625   $    4,922   $    5,743   $    5,914   $    5,685   $    5,475   $    5,495         + 19%
Borrowings             $   11,528   $   10,324   $    9,826   $    8,825   $    9,632   $    9,470   $    8,569         - 26%

(1)  Includes savings, money market, checking and Liquid CD accounts

    During the 2005 second quarter, the 1-4 family mortgage loan portfolio increased $34.7 million, or 2% annualized, to $9.3 billion at June 30, 2005. Originations and purchases totaled $707.1 million for the 2005 second quarter compared to $933.7 million in the year-ago second quarter. 78% of the 2005 second quarter production consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

    For the six months ended June 30, 2005, the 1-4 family mortgage loan portfolio increased $212.3 million, or 5% annualized. Originations and purchases for the 2005 six month period totaled $1.4 billion compared to $1.6 billion in the year-ago six month period.

    During the 2005 second quarter, the multifamily and CRE loan portfolio increased $130.5 million, or 14% annualized, to $3.7 billion at June 30, 2005. Originations totaled $241.9 million for the 2005 second quarter compared to $274.0 million for the comparable 2004 period. The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

    For the 2005 six month period, the multifamily and CRE loan portfolio increased $240.8 million, or 14% annualized. Originations totaled $498.5 million for the 2005 six month period compared to $514.1 million for the comparable 2004 period.

    At June 30, 2005, non-performing loans declined to $28.7 million, or 0.13% of total assets, from $29.7 million, or 0.13% of total assets, at March 31, 2005. Net charge-offs for the 2005 second quarter totaled $211,000.

    For the six months ended June 30, 2005, net charge-offs totaled $239,000, or an annualized rate of less than one basis point of the average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at June 30, 2005 was 288%.

    Deposits for the quarter ended June 30, 2005 increased slightly and totaled $12.6 billion at June 30, 2005. During the second quarter, we continued to grow our medium-term CD deposits at a significant discount to alternative funding sources that, in addition to contributing to the management of interest rate risk, permit us to reduce our borrowing levels and continue to produce new customers from our communities, creating relationship development opportunities. During the 2005 second quarter, $804.4 million of non-Liquid CDs, with an average rate of 2.54% and an average original maturity of 17 months, matured and $839.4 million of non-Liquid CDs were issued or repriced at an average rate of 3.09% and an average maturity of 16 months.

    For the six months ended June 30, 2005, deposits increased $262.0 million, or 4% annualized. The increase was due, in part, to an increase in Liquid CD accounts and medium term CD accounts. At June 30, 2005 core deposits totaled $5.5 billion with an average cost of just 50 basis points for the second quarter. For the six months ended June 30, 2005, $1.8 billion of non-Liquid CDs, with an average rate of 2.85% and an average original maturity of 21 months matured and $1.9 billion of non-Liquid CDs were issued or repriced at an average rate of 3.04% and an average maturity of 18 months.

    Stockholders' equity was $1.4 billion, or 6.10% of total assets at June 30, 2005. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.71%, 6.71% and 13.33%, respectively, at June 30, 2005.

    Future Outlook
    Commenting on the outlook for the second half of 2005, Mr. Engelke stated, "The operating environment continues to remain challenging as a result of rising short term interest rates and a continuing flattening of the yield curve. Accordingly, we will continue our strategy of shrinking the securities portfolio and borrowings through normal cash flow, while we emphasize deposit and loan growth, all of which will continue to improve the quality of the balance sheet and earnings and will help maintain the margin at current to slightly lower levels in the second half of 2005. This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.8 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.6 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

    Earnings Conference Call July 21, 2005 at 3:30 p.m. (ET)
    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, July 21, 2005 at 3:30 p.m.
(ET).  The toll-free dial-in number is (800) 967-7140.

    A telephone replay will be available on July 21, 2005 from 7:00 p.m. (ET) through July 29, 2005, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 6447378. The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.

    Forward Looking Statements
    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

                                  Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
                                                 At              At
                                              June 30,      December 31,
                                                2005            2004
                                            ------------    ------------
ASSETS
Cash and due from banks                     $    142,796    $    138,809
Repurchase agreements                            154,264         267,578
Mortgage-backed and other securities
 available-for-sale                            2,146,528       2,406,883
Mortgage-backed and other securities
 held-to-maturity (fair value of
 $5,602,104 and $6,306,760, respectively)      5,622,868       6,302,936
Federal Home Loan Bank of New York
 stock, at cost                                  123,145         163,700
Loans held-for-sale, net                          31,080          23,802
Loans receivable:
  Mortgage loans, net                         13,218,349      12,746,134
  Consumer and other loans, net                  531,766         517,145
                                              13,750,115      13,263,279
  Allowance for loan losses                      (82,519)        (82,758)
  Total loans receivable, net                 13,667,596      13,180,521
Mortgage servicing rights, net                    15,415          16,799
Accrued interest receivable                       80,032          79,144
Premises and equipment, net                      153,313         157,107
Goodwill                                         185,151         185,151
Bank owned life insurance                        374,532         374,719
Other assets                                     129,329         118,720

TOTAL ASSETS                                $ 22,826,049    $ 23,415,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                  $ 12,585,227    $ 12,323,257
  Reverse repurchase agreements                6,980,000       7,080,000
  Federal Home Loan Bank of New York
   advances                                    1,129,000       1,934,000
  Other borrowings, net                          459,796         455,835
  Mortgage escrow funds                          139,359         122,088
  Accrued expenses and other
   liabilities                                   140,026         130,925

TOTAL LIABILITIES                             21,433,408      22,046,105

Stockholders' equity:
  Preferred stock, $1.00 par value;
   5,000,000 shares authorized:
    Series A (1,800,000 shares
     authorized and - 0 - shares issued
     and outstanding)                                  -               -
    Series B (2,000,000 shares
     authorized and - 0 - shares issued
     and outstanding)                                  -               -
  Common stock, $.01 par value;
   (200,000,000 shares authorized;
   166,494,888 shares issued; and
   108,208,696 and 110,304,669
   shares outstanding, respectively)               1,665           1,665
  Additional paid-in capital                     817,964         811,777
  Retained earnings                            1,697,453       1,623,571
  Treasury stock (58,286,192 and
   56,190,219 shares, at cost,
   respectively)                              (1,073,435)     (1,013,726)
  Accumulated other comprehensive
   loss                                          (26,795)        (28,592)
  Unallocated common stock held by
   ESOP (6,608,064 and 6,802,146 shares,
   respectively)                                 (24,211)        (24,931)

TOTAL STOCKHOLDERS' EQUITY                     1,392,641       1,369,764

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                     $ 22,826,049    $ 23,415,869

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                              For the Three Months Ended       For the Six Months Ended
                                       June 30,                         June 30,
                            ------------------------------   -----------------------------
                                2005             2004            2005            2004
                            -------------    -------------   -------------   -------------
Interest income:
  Mortgage loans:
    One-to-four family      $     112,898    $     104,205   $     224,480   $     215,555
    Multi-family,
     commercial real
     estate and
     construction                  58,300           54,634         116,496         108,265
  Consumer and other
   loans                            7,475            4,798          14,256           9,688
  Mortgage-backed and
   other securities                88,526           87,809         182,448         177,940
  Federal funds sold
   and repurchase
   agreements                       1,361              222           2,810             376
  Federal Home Loan
   Bank of New York
   stock                            1,650              895           2,823           1,833
Total interest income             270,210          252,563         543,313         513,657
Interest expense:
  Deposits                         67,065           56,902         132,025         111,132
  Borrowed funds                   81,798           82,345         164,728         174,696
Total interest expense            148,863          139,247         296,753         285,828

Net interest income               121,347          113,316         246,560         227,829
Provision for loan
 losses                                 -                -               -               -
Net interest income
 after provision for
 loan losses                      121,347          113,316         246,560         227,829
Non-interest income:
  Customer service
   fees                            16,305           14,554          31,251          28,303
  Other loan fees                   1,082            1,188           2,246           2,450
  Net gain on sales of
   securities                           -                -               -           2,372
  Mortgage banking
   (loss) income, net              (1,582)           6,251           1,364           5,133
  Income from bank
   owned life
   insurance                        4,190            4,228           8,365           8,678
  Other                             2,531            1,645           4,042           3,069
Total non-interest
 income                            22,526           27,866          47,268          50,005
Non-interest expense:
  General and
   administrative:
    Compensation and
     benefits                      29,967           29,582          60,757          61,046
    Occupancy,
     equipment and
     systems                       15,787           15,774          31,812          32,491
    Federal deposit
     insurance
     premiums                         447              441             895             890
    Advertising                     1,870            1,701           5,775           3,410
    Other                           9,492            7,862          18,836          14,566
Total non-interest
 expense                           57,563           55,360         118,075         112,403

Income before income
 tax expense                       86,310           85,822         175,753         165,431
Income tax expense                 28,914           28,321          58,878          54,517

Net income                  $      57,396    $      57,501   $     116,875   $     110,914

Basic earnings per
 common share               $        0.56    $        0.53   $        1.14   $        1.01

Diluted earnings per
 common share               $        0.55    $        0.52   $        1.12   $        0.99

Basic weighted average
 common shares                102,253,984      109,429,328     102,704,734     110,152,001
Diluted weighted
 average common and
 common equivalent
 shares                       104,184,538      111,189,914     104,568,500     112,102,245

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                         At or For the            At or For the
                                                      Three Months Ended        Six Months Ended
                                                           June 30,                  June 30,
                                                     -------------------   ---------------------------
                                                       2005       2004         2005           2004
                                                     --------   --------   ------------   ------------
Selected Returns and Financial Ratios (annualized)
  Return on average
   stockholders' equity                                 16.66%     16.55%         17.02%         15.85%
  Return on average tangible
   stockholders' equity (1)                             19.24      19.09          19.68          18.27
  Return on average assets                               1.00       1.03           1.01           0.99
  General and administrative
   expense to average assets                             1.00       0.99           1.02           1.00
  Efficiency ratio (2)                                  40.01      39.21          40.19          40.46
  Net interest rate
   spread (3)                                            2.12       2.06           2.14           2.06
  Net interest margin (4)                                2.21       2.13           2.22           2.14

Asset Quality Data (dollars
 in thousands)
  Non-performing loans/total
   loans                                                                           0.21%          0.21%
  Non-performing loans/total
   assets                                                                          0.13           0.12
  Non-performing
   assets/total assets                                                             0.13           0.12
  Allowance for loan
   losses/non-performing
   loans                                                                         287.86         313.02
  Allowance for loan
   losses/non-accrual loans                                                      308.11         319.43
  Allowance for loan
   losses/total loans                                                              0.60           0.66
  Net charge-offs to average
   loans outstanding
   (annualized)                                          0.01%      0.00%          0.00           0.00

  Non-performing assets                                                    $     30,080   $     27,133
  Non-performing loans                                                           28,666         26,458
  Loans 90 days past
   maturity but still
   accruing interest                                                              1,884            531
  Non-accrual loans                                                              26,782         25,927
  Net charge-offs                                    $    211   $    148            239            303

Capital Ratios (Astoria
 Federal)
  Tangible                                                                         6.71%          7.11%
  Core                                                                             6.71           7.11
  Risk-based                                                                      13.33          14.69

Other Data
  Cash dividends paid per
   common share                                      $   0.20   $   0.17   $       0.40   $       0.33
  Dividend payout ratio                                 36.36%     32.69%         35.71%         33.33%
  Book value per common
   share (5)                                                               $      13.71   $      12.67
  Tangible book value per
   common share (6)                                                               11.88          10.96
  Average equity/average
   assets                                                5.98%      6.21%          5.91%          6.25%
  Mortgage loans serviced
   for others (in thousands)                                               $  1,605,071   $  1,759,085
  Full time equivalent
   employees                                                                      1,864          1,926

(1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                                     For the Three Months Ended June 30, 2005
                                                -------------------------------------------------
                                                                                      Average
                                                                                       Yield/
                                                   Average                              Cost
                                                   Balance          Interest        (Annualized)
                                                --------------   --------------    --------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family                      $    9,342,312   $      112,898              4.83%
        Multi-family, commercial real
           estate and construction                   3,827,458           58,300              6.09
     Consumer and other loans (1)                      529,679            7,475              5.64
     Total loans                                    13,699,449          178,673              5.22
     Mortgage-backed and other
      securities (2)                                 7,997,687           88,526              4.43
     Federal funds sold and
        repurchase agreements                          189,058            1,361              2.88
     Federal Home Loan Bank stock                      126,518            1,650              5.22
  Total interest-earning assets                     22,012,712          270,210              4.91
  Goodwill                                             185,151
  Other non-interest-earning assets                    851,531
Total assets                                    $   23,049,394

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Savings                                    $    2,827,699            2,831              0.40
     Money market                                      848,457            2,037              0.96
     NOW and demand deposit                          1,597,270              235              0.06
     Liquid certificates of deposit                    291,669            1,872              2.57
     Total core deposits                             5,565,095            6,975              0.50
     Certificates of deposit                         7,004,979           60,090              3.43
     Total deposits                                 12,570,074           67,065              2.13
     Borrowed funds                                  8,757,467           81,798              3.74
  Total interest-bearing liabilities                21,327,541          148,863              2.79
  Non-interest-bearing liabilities                     343,422
Total liabilities                                   21,670,963
Stockholders' equity                                 1,378,431
Total liabilities and stockholders'
 equity                                         $   23,049,394

Net interest income/net interest
  rate spread                                                    $      121,347              2.12%
Net interest-earning assets/net
  interest margin                               $      685,171                               2.21%
Ratio of interest-earning assets
 to interest-bearing liabilities                          1.03x

                                                     For the Three Months Ended June 30, 2004
                                                -------------------------------------------------
                                                                                      Average
                                                                                       Yield/
                                                   Average                              Cost
                                                   Balance          Interest        (Annualized)
                                                --------------   --------------    --------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family                      $    8,862,057   $      104,205              4.70%
        Multi-family, commercial real
           estate and construction                   3,350,010           54,634              6.52
     Consumer and other loans (1)                      466,745            4,798              4.11
     Total loans                                    12,678,812          163,637              5.16
     Mortgage-backed and other
      securities (2)                                 8,337,650           87,809              4.21
     Federal funds sold and
        repurchase agreements                           94,515              222              0.94
     Federal Home Loan Bank stock                      155,471              895              2.30
  Total interest-earning assets                     21,266,448          252,563              4.75
  Goodwill                                             185,151
  Other non-interest-earning assets                    938,614
Total assets                                    $   22,390,213

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Savings                                    $    3,003,085            2,988              0.40
     Money market                                    1,119,810            1,510              0.54
     NOW and demand deposit                          1,556,821              230              0.06
     Liquid certificates of deposit                          -                -                 -
     Total core deposits                             5,679,716            4,728              0.33
     Certificates of deposit                         6,018,057           52,174              3.47
     Total deposits                                 11,697,773           56,902              1.95
     Borrowed funds                                  8,989,389           82,345              3.66
  Total interest-bearing liabilities                20,687,162          139,247              2.69
  Non-interest-bearing liabilities                     312,905
Total liabilities                                   21,000,067
Stockholders' equity                                 1,390,146
Total liabilities and stockholders'
 equity                                         $   22,390,213

Net interest income/net interest
  rate spread                                                    $      113,316              2.06%
Net interest-earning assets/net
  interest margin                               $      579,286                               2.13%
Ratio of interest-earning assets
 to interest-bearing
 liabilities                                              1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                                     For the Six Months Ended June 30, 2005
                                                -------------------------------------------------
                                                                                      Average
                                                                                       Yield/
                                                   Average                              Cost
                                                   Balance          Interest        (Annualized)
                                                --------------   --------------    --------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family                      $    9,306,432   $      224,480              4.82%
        Multi-family, commercial real
         estate and construction                     3,754,593          116,496              6.21
     Consumer and other loans (1)                      526,117           14,256              5.42
     Total loans                                    13,587,142          355,232              5.23
     Mortgage-backed and other
      securities (2)                                 8,259,673          182,448              4.42
     Federal funds sold and
      repurchase agreements                            216,177            2,810              2.60
     Federal Home Loan Bank stock                      134,388            2,823              4.20
  Total interest-earning assets                     22,197,380          543,313              4.90
  Goodwill                                             185,151
  Other non-interest-earning assets                    858,133
Total assets                                    $   23,240,664

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Savings                                    $    2,848,793            5,673              0.40
     Money market                                      881,618            3,959              0.90
     NOW and demand deposit                          1,578,781              465              0.06
     Liquid certificates of deposit                    234,291            2,945              2.51
     Total core deposits                             5,543,483           13,042              0.47
     Certificates of deposit                         6,969,312          118,983              3.41
     Total deposits                                 12,512,795          132,025              2.11
     Borrowed funds                                  9,017,082          164,728              3.65
  Total interest-bearing liabilities                21,529,877          296,753              2.76
  Non-interest-bearing liabilities                     337,679
Total liabilities                                   21,867,556
Stockholders' equity                                 1,373,108
Total liabilities and stockholders'
 equity                                         $   23,240,664

Net interest income/net interest
  rate spread                                                    $      246,560              2.14%
Net interest-earning assets/net
  interest margin                               $      667,503                               2.22%
Ratio of interest-earning assets
  to interest-bearing
  liabilities                                             1.03x

                                                     For the Six Months Ended June 30, 2004
                                                -------------------------------------------------
                                                                                      Average
                                                                                       Yield/
                                                   Average                              Cost
                                                   Balance          Interest        (Annualized)
                                                --------------   --------------    --------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family                      $    8,951,550   $      215,555              4.82%
        Multi-family, commercial real
         estate and construction                     3,301,619          108,265              6.56
     Consumer and other loans (1)                      458,421            9,688              4.23
     Total loans                                    12,711,590          333,508              5.25
     Mortgage-backed and other
      securities (2)                                 8,351,335          177,940              4.26
     Federal funds sold and
      repurchase agreements                             79,704              376              0.94
     Federal Home Loan Bank stock                      191,641            1,833              1.91
  Total interest-earning assets                     21,334,270          513,657              4.82
  Goodwill                                             185,151
  Other non-interest-earning assets                    891,331
Total assets                                    $   22,410,752

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
     Savings                                    $    2,981,642            5,933              0.40
     Money market                                    1,153,993            3,118              0.54
     NOW and demand deposit                          1,511,777              451              0.06
     Liquid certificates of deposit                          -                -                 -
     Total core deposits                             5,647,412            9,502              0.34
     Certificates of deposit                         5,831,038          101,630              3.49
     Total deposits                                 11,478,450          111,132              1.94
     Borrowed funds                                  9,230,800          174,696              3.79
  Total interest-bearing liabilities                20,709,250          285,828              2.76
  Non-interest-bearing liabilities                     301,887
Total liabilities                                   21,011,137
Stockholders' equity                                 1,399,615
Total liabilities and stockholders'
 equity                                         $   22,410,752

Net interest income/net interest
 rate spread                                                     $      227,829              2.06%
Net interest-earning assets/net
 interest margin                                $      625,020                               2.14%
Ratio of interest-earning assets
  to interest-bearing
  liabilities                                             1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

SOURCE  Astoria Financial Corporation
    -0-                             07/21/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://www.astoriafederal.com
                http://ir.astoriafederal.com